UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2024

RARE ELEMENT RESOURCES LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34852	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 271049 Littleton, Colorado	80127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(720) 278-2460

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2024, the board of directors (the “Board”) of Rare Element Resources Ltd. (the “Registrant”), appointed Jaye T. Pickarts as the Chief Operating Officer of the Registrant, effective as of October 1, 2024.

Mr. Pickarts, 66, is a registered professional metallurgical engineer with more than 40 years of project evaluation and operations experience in the metal mining industry. Since April 2016, he has served as a natural resources consultant, including for the Registrant. From March 2011 to March 2016, he served as the Chief Operating Officer of the Registrant. From March 1999 to March 2011, he was the Senior Vice President and director of Knight Piésold, where he was responsible for successfully coordinating the completion of many feasibility studies and environmental permitting programs in the western United States and internationally. Mr. Pickarts obtained a Bachelor of Science degree in mineral processing engineering from the Montana College of Mineral Science and Technology and completed the Business Administration Graduate Program at the University of Nevada, Reno. He is also a registered Professional Engineer in Colorado, Nevada and Wyoming and is considered to be a “Qualified Person” in accordance with applicable Canadian securities laws. There are no family relationships between Mr. Pickarts and any director or executive officer of the Registrant.

From January 3, 2022 to December 31, 2023, Mr. Pickarts provided to Rare Element Resources, Inc., a wholly owned subsidiary of the Registrant (the “Company”), certain professional and technical services in support of the Bear Lodge rare earth elements project and the demonstration-scale processing and separation plant (the “Services”) pursuant to a professional services agreement, dated January 6, 2022 (the “2022 Professional Services Agreement”). The 2022 Professional Services Agreement provided that (i) Mr. Pickarts would be compensated at a retainer rate of US$16,000 per month for 80 hours per month of service, with any unused hours to be carried over to the next month and any excess hours to be settled at the end of each quarter at the rate of US$215 per hour and (ii) pre-approved travel, mileage, meals and other engagement-related expenses would be reimbursed at actual cost with no mark-up. Under the 2022 Professional Services Agreement, Mr. Pickarts was paid a total of US$243,990.

From January 1, 2023 to September 30, 2024, Mr. Pickarts provided the Services to the Company pursuant to a Professional Services Agreement, dated January 16, 2023 (the “2023 Professional Services Agreement”). The 2023 Professional Services Agreement provided that (i) Mr. Pickarts would be compensated at the rate of US$230 per billable hour, not to exceed a contract value of US$240,000 over a 12-month period, unless pre-approved by the Company and (ii) pre-approved travel, mileage, meals and other engagement-related expenses would be reimbursed at actual cost with no mark-up. Under the 2023 Professional Services Agreement, Mr. Pickarts was paid or will be paid a total of US$572,539 (i.e., US$311,535 and US$260,904 in 2023 and 2024, respectively), including expense reimbursements.

On September 26, 2024, the Company and Mr. Pickarts executed an employment offer letter (the “Offer Letter”), which provides that (i) his initial annual base salary is US$282,000; (ii) he will be eligible to receive an annual incentive plan cash bonus of up to 20% of his annual base salary; and (iii) he will be eligible to participate in the employee benefit programs of the Registrant.

The foregoing description of the 2022 Professional Services Agreement, the 2023 Professional Services Agreement and the Offer Letter is qualified in its entirety by the full text of the 2022 Professional Services Agreement, the 2023 Professional Services Agreement and the Offer Letter, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description
10.1*	Professional Services Agreement, dated as of January 6, 2022, by and between Rare Element Resources, Inc. and Jaye Pickarts
10.2*	Professional Services Agreement, dated as of January 16, 2023, by and between Rare Element Resources, Inc. and Jaye Pickarts
10.3*	Offer Letter, dated as of September 26, 2024, by and between Rare Element Resources, Inc. and Jaye Pickarts
104	Cover Page Interactive Data File (formatted in Inline XBRL and included as Exhibit 101)

*Indicates a management contract or compensatory plan, contract or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 2, 2024

RARE ELEMENT RESOURCES LTD.

By:	/s/ Wayne E. Rich
Name:	Wayne E. Rich
Title:	Chief Financial Officer